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Exhibit 99.2

American Equity Investment Life Holding Company

Offer to Exchange Cash and Common Stock
For Any and All of Our 5.25% Contingent Convertible Senior Notes Due 2029

(CUSIP No. 025676AH0)

To
Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        American Equity Investment Life Holding Company, an Iowa corporation (the "Company"), is offering, upon and subject to the terms and conditions set forth in the Prospectus, dated August 23, 2013 (as may be amended from time to time, the "Prospectus"), and the enclosed Letter of Transmittal (as may be amended from time to time, the "Letter of Transmittal"), cash and, in certain circumstances, newly issued shares of our common stock for any and all our outstanding 5.25% Contingent Convertible Senior Notes due 2029 (the "Notes") (the "Exchange Offer"). The Company refers to the up to $1,500 cash amount and the shares of common stock that may be issued in exchange for the Notes as the "Offer Consideration" in the Exchange Offer.

        The Company is requesting that you contact your clients for whom you hold Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Notes registered in your name or in the name of your nominee, or who hold Notes registered in their own names, enclosed as the following documents:

        1.     The Prospectus;

        2.     The Letter of Transmittal for your use and for the information of your clients (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9); and

        3.     A form of letter which may be sent to your clients for whose account you hold Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instruction with regard to the Exchange Offer.

        Your prompt action is requested. The Exchange Offer will expire at 12:00 midnight, New York City time, at the end of October 21, 2013, unless extended or earlier terminated by the Company (such date and time for the Exchange Offer, as may be extended, the "Expiration Date"). Notes tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to 12:00 midnight, New York City time, at the end of the Expiration Date or, if not previously returned by the Company, after 40 business days from the commencement of the Exchange Offer if the Company has not accepted the tendered Notes for exchange by that date.

        To participate in the Exchange Offer, a timely book-entry confirmation that Notes have been transferred into the account of Global Bondholders Services Corporation, the Exchange Agent for the Exchange Offer, at The Depository Trust Company, and a properly completed and duly executed Letter of Transmittal and all other required documents or a properly transmitted Agent's Message (as defined in the Letter of Transmittal and the Prospectus) should be sent to the Exchange Agent in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus. There are no guaranteed delivery procedures provided for by the Company in conjunction with the Exchange Offer. Global Bondholder Services Corporation ("GBS") is serving as information agent in the Exchange Offer (the "Information Agent").

        The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Notes held by them as a nominee or in a fiduciary capacity. The Company will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the Exchange Offer, except as set forth in Instruction 6 of the Letter of Transmittal.

        Neither the Company, its management, its board of directors, J.P. Morgan Securities LLC or Raymond James & Associates, Inc., the dealer managers for the Exchange Offer, nor Global Bondholder Services Corporation, the Information Agent and the Exchange Agent for the Exchange Offer, has authorized anyone to make any recommendation to holders of Notes as to whether or not to tender in the Exchange Offer.

        Any questions related to the procedure for tendering you may have with respect to the Exchange Offer should be directed to, and additional copies of the enclosed material may be obtained from, the Information Agent at the address and telephone numbers set forth on the front of the Letter of Transmittal.

        Very truly yours,

        AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY, INC.

        NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY, THE DEALER MANAGERS OR THE INFORMATION AGENT AND EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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  Exhibit 99.2
American Equity Investment Life Holding Company Offer to Exchange Cash and Common Stock For Any and All of Our 5.25% Contingent Convertible Senior Notes Due 2029 (CUSIP No. 025676AH0)